QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

Specialty Laboratories Announces Termination of Contract
with General Purchasing Organization

        Santa Monica, Calif., May 1, 2002—Specialty Laboratories, Inc. (NYSE:SP) (Specialty), a leading research-driven clinical reference laboratory, announced today that Novation, a national purchasing group for hospitals, has discontinued its service agreement with Specialty. The termination of the agreement is without cause and is effective on July 29, 2002. The original agreement was initiated on May 1, 2001 and provided Novation members with access to discounted clinical laboratory services from Specialty.

        Interim chief executive officer and co-laboratory director, Douglas S. Harrington, M.D. commented, "Specialty has a long and successful history of working closely with the hospital membership of Novation. By supporting strong and direct ties with all existing hospital clients, we continue to dedicate ourselves to serving the clinical testing needs of the hospital market. Although we do not anticipate a major business impact from the discontinuation, the exact consequences are difficult to predict, particularly since the ending of the service relationship with Novation does not prevent its members from using our services."

About Specialty

        Specialty Laboratories, a leading research-driven clinical reference laboratory serving the hospital, laboratory and physician specialist community, offers a broad menu of specialized tests. Specialty complements its clinical testing services and national distribution channel with distinguished R&D capabilities. Through internal research programs and partnerships with discovery companies, Specialty focuses on the development of new and enhanced tests that provide excellent clinical value for reliable and cost-effective patient assessment. In addition, Specialty's commitment to innovative information technology applications and the electronic reporting of clinical data has made it a leader in serving the needs of hospitals and physician specialists. Specialty's web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to our expectation that there will not be a major business impact of from the discontinuation of the agreement with Novation. Important factors which could cause our actual results to differ materially from those expressed or implied in forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information:
Greg Mann
Specialty Laboratories
310-586-7261
gmann@specialtylabs.com

QuickLinks

Specialty Laboratories Announces Termination of Contract with General Purchasing Organization